Exhibit 99

April 18, 2012	Contact:
4:01 pm	Dave Mossberg
Three Part Advisors, LLC
Tel: 817-310-0051

MICROFINANCIAL INCORPORATED ANNOUNCES

FIRST QUARTER 2012 RESULTS

Burlington, MA — April 18, 2012 — MicroFinancial Incorporated (NASDAQ:MFI) a financial intermediary specializing in vendor based leasing and finance programs for microticket transactions, today announced financial results for the first quarter ended March 31, 2012.

Quarterly Highlights:

•	Realized net income of $2.0 million or $0.14 per diluted share on 14,600,775 shares;

•	Increased cash received from customers by 12.9% to $29.1 million, representing $1.99 per diluted share as compared to the first quarter of 2011;

•	Increased total revenues by 6.7% to $14.2 million as compared to the same period last year;

•	Increased lease originations by 17.8% to $21.6 million as compared to the same period last year;

•	Increased lease applications by 21.0% to $104.4 million and increased approved lease applications by 15.8% to $58.3 million as compared to the same period last year; and

•	Paid a quarterly dividend of $0.9 million during the first quarter, representing $0.06 per share.

First Quarter Results:

Net income for the first quarter of 2012 was $2.0 million, or $0.14 per diluted share on 14,600,775 shares. Net income in the first quarter of 2011 was also $2.0 million or $0.14 per diluted share based upon 14,533,102 shares.

Revenue for the quarter ended March 31, 2012 increased 6.7% to $14.2 million compared to $13.3 million in the first quarter of 2011 due primarily to increases in leasing revenues associated with our new lease originations and an increase in rental income. Income on leases was $9.6 million, an increase of $0.5 million from the same period last year, and rental income was $2.3 million, an increase of $0.3 million from the same period last year. Other revenue components contributed $2.3 million, an increase of $0.1 million from the same period last year.

Total operating expenses for the quarter increased 8.4% to $10.9 million from $10.0 million in the first quarter of 2011. Selling, general and administrative expenses increased $0.4 million to $4.4 million from $4.0 million for the same period last year primarily due to increases in personnel related expenses and legal fees. The first quarter 2012 provision for credit losses increased slightly to $4.9 million as compared to $4.8 million during the first quarter of 2011 primarily due to an increase in the first quarter net charge-off levels. First quarter 2012 net charge-offs increased to $5.2 million from $5.0 million in the comparable period of 2011 while recoveries remained flat from the same period last year at $1.3 million. Depreciation and amortization expense for the first quarter of 2012 increased $0.3 million to $1.0 million as compared to the first quarter of 2011 due primarily to an increase in the number of TimePayment contracts coming to maturity and converting to rentals.

Net cash provided by operations in the first quarter of 2012 increased 8.3% to $22.3 million versus $20.6 million for the same period last year. New originations for the quarter increased 17.8% to $21.6 million as compared to $18.4 million in the first quarter of 2011. Headcount at March 31, 2012 was 141 as compared to 119 for the same period last year.

Richard Latour, President and Chief Executive Officer said, “We are very pleased with our overall financial performance for the quarter and we are encouraged by the growth in our application volume and lease originations. Our net investment in leases at the end of the first quarter was approximately $151 million, an increase of approximately 8% over the same period in 2011. Despite this growth, we have continued to maintain a conservative leverage ratio at less than 1.1 times debt to shareholder equity.”

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Cash and cash equivalents	$2,487	$2,452
Restricted cash	369	382
Net investment in leases:
Receivables due in installments	202,640	200,499
Estimated residual value	23,528	23,287
Initial direct costs	1,519	1,476
Less:
Advance lease payments and deposits	(3,394)	(3,530)
Unearned income	(60,559)	(59,946)
Allowance for credit losses	(12,857)	(13,180)

Net investment in leases	150,877	148,606
Investment in rental contracts, net	943	898
Property and equipment, net	1,855	1,911
Other assets	943	1,093

Total assets	$157,474	$155,342

LIABILITIES AND STOCKHOLDERS’ EQUITY

	March 31, 2012	December 31, 2011
Revolving line of credit	$62,981	$62,740
Capital lease obligation	—	1
Accounts payable	2,425	2,546
Dividends payable	22	19
Other liabilities	2,648	2,220
Deferred income taxes	12,273	12,093

Total liabilities	80,349	79,619

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at March 31, 2012 and December 31, 2011	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 14,297,524 and 14,257,324 shares issued at March 31, 2012 and December 31, 2011, respectively	143	143
Additional paid-in capital	46,982	46,727
Retained earnings	30,000	28,853

Total stockholders’ equity	77,125	75,723

Total liabilities and stockholders’ equity	$157,474	$155,342

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2012	2011

Revenues:
Income on financing leases	$9,635	$9,101
Rental income	2,317	2,006
Income on service contracts	85	108
Loss and damage waiver fees	1,287	1,201
Service fees and other	920	932

Total revenues	14,244	13,348

Expenses:
Selling general and administrative	4,356	3,953
Provision for credit losses	4,896	4,752
Depreciation and amortization	1,008	681
Interest	633	663

Total expenses	10,893	10,049

Income before provision for income taxes	3,351	3,299
Provision for income taxes	1,340	1,270

Net income	$2,011	$2,029

Net income per common share:
Basic	$0.14	$0.14

Diluted	$0.14	$0.14

Weighted-average shares:
Basic	14,284,087	14,246,750

Diluted	14,600,775	14,533,102

About The Company

MicroFinancial Inc. (NASDAQ:MFI), headquartered in Burlington, MA, is a financial intermediary specializing in microticket leasing and financing. We have been in operation since 1986.

Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.